EXHIBIT 99.1


RCN Expands Business Plan With Acquisition Of
Chicago-Based 21st Century Telecom Group, Inc
[PR Newswire o  Rcvd: Dec 13, 07:08 AM EST ]



RCN Enters Third Largest U.S. Metropolitan Area

Move Into New High-Density Residential Market With 8.6 Million People

Increases Operating Territory Outside of East & West Coast Corridors

PRINCETON, N.J., Dec. 13 /PRNewswire/ -- RCN Corporation (Nasdaq: RCNC) announced today that it had signed a definitive agreement to acquire Chicago's only single-source, facilities-based provider of bundled telecommunications services, 21st Century Telecom Group, Inc., in a transaction valued at approximately $500 million, payable in RCN stock and assumed debt. The acquisition will enable RCN to expand its operations into a new, high-density residential market with over 8.6 million people and 3.1 million homes.

"The acquisition of a young, dynamic company like 21st Century accelerates RCN's business plan and allows us to move outside our original target markets to enter the nation's third largest metropolitan area. The addition of this market expands our coverage to nearly 42 million homes in an area that generates 44% of the nation's telecom traffic in only 6% of its geography," said David C. McCourt, RCN's Chairman and CEO.

The addition of Chicago allows RCN to leverage 21st Century's operating and network expertise and provides access to the Chicago Transit Authority's right-of-way. With regulatory approvals and rights of way secured, 21st Century has built nearly 250 miles of fiber along Chicago's lakefront from Evanston to the Hyde Park area, including the "Gold Coast."

"This is the latest example of how our newly raised capital will be used efficiently to continue our aggressive growth. We are now the only competitive residential provider in the high density Chicago metropolitan area with a bundled package of phone, cable and high-speed Internet services. This increases our revenue potential and creates value for our shareholders," added McCourt.

In October, RCN announced a $1.65 billion investment by Vulcan Ventures, Inc., the investment organization led by Paul G. Allen. Adjusted for the 21st Century transaction, RCN will have $3.6 billion in cash and available capital, enough to fund the Company's aggressive network expansion and continuing operations through late 2002 and to over 4.5 million homes.

"This is a great opportunity for 21st Century because RCN's corporate objectives and operating philosophy are similar to ours," said Robert J. Currey, President and Chief Executive Officer of 21st Century. "We were the first competitor to challenge the incumbents in Chicago and plan to be a major player in the metropolitan area. We remain committed to providing our 37,000 customers with high quality services at competitive prices. With the additional resources of RCN, we look forward to offering new and innovative products in the future to our growing customer base."

Terms of the Deal

In a stock for stock transaction, intended to be tax free, 21st Century common shareholders will receive approximately 4.7 million RCN Common shares, subject to certain adjustments and conditions. In addition, RCN will offer to exchange approximately $62 million worth of RCN Common shares for 21st Century's outstanding Exchangeable Preferred Stock and will offer to purchase 21st Century's outstanding 121/4% Senior Discount Notes for approximately $250 million in cash.

The closing of the transaction is subject to (1) the receipt of consents to remove certain covenants from 21st Century's Senior Discount Notes and Exchangeable Preferred Stock, (2) a cash tender offer for the Notes at a price not exceeding 101% of their accreted value, and (3) the exchange of the debt securities underlying the Exchangeable Preferred Stock for RCN Common, valued at not more than 101% of their liquidation preference. The closing is also subject to customary conditions, such as antitrust and other regulatory approvals, and no assurances can be given that any transaction will occur.

Extends RCN's Megaband(TM) Network

RCN has built its state-of-the-art Megaband(TM) Network from the ground up. It is designed and built around the Internet, with ample capacity to provide high-quality broadband applications to meet the needs of customers today and in the future.

"This deal opportunistically replicates a proven residential business model," said McCourt. "We can sell all of our services over one network and still have 85% excess capacity left over for future services. Our new network has lower operating costs than other companies seeking to offer a bundle over older, existing networks originally designed to provide one service. Retrofitting old networks by adding on electronics only increases operating costs."

21st Century's network has over 200,000 homes passed, 79,108 marketable homes and nearly 600 buildings activated and connected to its state-of-the art facilities. In addition, the company has secured access to over 300 additional buildings.

"RCN now has a huge head start in a great market, from a regulatory and construction standpoint, since a lot of the ground work required has already been completed. While 21st Century is in a much earlier stage of growth than RCN, entering a new market at this stage of development gives us a tremendous advantage," said Michael Adams, President and Chief Operating Officer of RCN.

The 21st Century network architecture is similar to RCN's Megaband(TM) Network. Its fiber-optic, two-way ring star architecture is redundant and diverse with significant capacity. Its fiber-optic network delivers 196 digital-quality channels of cable television, local and long distance phone service and high-speed Internet access.

"Maintaining a consistent and systematic approach to building our network has been one of the keys to our success to date. The entire RCN team has been focused on putting the processes and procedures in place to scale our business," added Adams. "Our ability to replicate our plan in other markets will enable us to become the preeminent provider of phone, cable and high-speed Internet in all the markets we choose to serve."

RCN Leverages Resources

Through this acquisition, RCN is leveraging all the core tenets of the company's business model driven by dense geography, a new local network and the delivery of bundled services at the lowest possible cost.

RCN is adding a high quality management team with telecommunications, network and operational expertise as well as an organization of nearly 500 employees with a competitive mindset.

Robert J. Currey, the President and Chief Executive Officer of 21st Century, will remain in that position as well as assume additional responsibilities at RCN Corporation. At RCN, Currey's first responsibility will be to seamlessly integrate the companies' operations and educate employees and customers about the RCN brand.

Currey is a seasoned telecom executive having served previously as the Group President and Board member of Telecommunications Services for McLeodUSA, a wholly owned subsidiary of McLeod, Inc. Prior to McLeod, Currey served as President and Chief Executive Officer of Consolidated Communications.

"Bob Currey has assembled a talented group of professionals at 21st Century and we are delighted to have them join the RCN team. Under Bob's leadership, this group will continue to aggressively build the network and lead the organization through the integration process," said McCourt. "Adding an employee base that embraces competition and is trained in all of the telecommunications services we offer adds tremendous value to RCN."

In addition to serving the city of Chicago residents, 21st Century is building its network in the suburb of Skokie and has plans to enter Northbrook where the company was recently granted a franchise.

About 21st Century Telecom

21st Century Telecom is the only single-source, facilities-based provider of bundled telecommunications services in Chicago. The Company's unique bundling strategy via its state-of-the art fiber optic network delivers cable TV with 190 digital-quality channels; ultra high-speed Internet access via cable modem; and reliable telephone service at attractive discounted rates -- all on one bill. 21st Century Telecom's 15 year cable franchise encompasses Area One, which stretches along the Chicago Lakefront from Evanston, Ill to the Hyde Park area. The Company also has franchise agreements with Skokie and Northbrook, Ill. 21st Century Telecom's Business Services Group, formed with the acquisition of EnterAct, LLC, a privately held Internet company based in Chicago, offers a full complement of solutions, including dial-up access, web hosting, Internet consulting, co-location, and LAN/WAN networking.

About the RCN Network

RCN's Megaband(TM) Network is a unique broadband fiber-optic platform capable of offering a full suite of communications services -- including fully featured voice, video and high-speed Internet -- to residential customers. The network employs SONET ring backbone architecture, and localized nodes built to ensure RCN's state-of-the-art fiber optics travel to within 900 feet of RCN customers, with fewer electronics and lower maintenance costs than existing local networks.

RCN's high-capacity local fiber-optic networks target densely populated areas comprising 44% of the U.S. residential communications market spread over just 6% of its geography.

About RCN Corporation

RCN corporation (Nasdaq: RCNC) is the nation's first and largest single-source, facilities-based provider of bundled local and long distance phone, cable television and high-speed Internet services to the densest residential markets in the country. RCN is currently delivering broadband services over its Megaband(TM) Network or designing and building its network on both the East and West Coasts as well as in Chicago. In addition, RCN is a leading Internet Service Provider in its markets.

Salomon Smith Barney acted as financial advisor to RCN Corporation, and Morgan Stanley Dean Witter, Credit Suisse First Boston and Wasserstein Perella acted as financial advisors to 21st Century.

Some of the statements made by RCN in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements as a result of a number of factors. RCN believes that the primary factors include, but are not limited to uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventory and programming, RCN's ability to develop and penetrate existing and new markets, technological developments and changes in the competitive environment in which RCN operates. Additional information concerning these and other important factors can be found in RCN's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

SOURCE RCN Corporation

-0- 12/13/1999

/CONTACT: Investors - Valerie Haertel of RCN Investor Relations 609-734-3816; or Press - John Henderson of
Rubenstein Associates, 212-843-8054, for RCN Corporation/

/Company News On-Call: http://www.prnewswire.com/comp/125089.html or fax, 800-758-5804, ext. 125089/

/Web site: http://www.rcn.com/

(RCNC)